Exhibit 3.1

Bylaws (as amended December 28, 2009)

ARTICLE VI — CERTIFICATES OF SHARES

Section 6.1   Form of Certificates.  Ownership in the Corporation shall be evidenced by shares that may be certificated or uncertificated.   Certificates, in such form as may be determined by the Board of Directors, representing shares to which stockholders are entitled, upon proper request shall be delivered to each requesting stockholder.  Such certificates shall be consecutively numbered and shall be entered in the stock book of the Corporation as they are issued.  Each certificate shall state on the face thereof the holder's name, the number, class of shares, and the par value of such shares or a statement that such shares are without par value.

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Section 6.3.  Transfer of Shares.

Shares of stock shall be transferable only on the books of the Corporation by the person entitled thereto upon presentment of proper evidence of succession, assignment or authority to transfer shares in compliance with customary procedures for transferring shares in uncertificated form or upon surrender of the outstanding certificate thereto.